Exhibit 1 under Item 601/Reg. S-K

                                    Exhibit H

                                     to the

                             Distributor's Contract

                         Money Market Obligations Trust

                       Automated Government Cash Reserves

                        Automated Treasury Cash Reserves

                   Liberty U.S. Government Money Market Trust

                                 Class A Shares

                           U.S. Treasury Cash Reserves

                              Institutional Shares

        In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Money Market Obligations Trust and Federated Securities Corp., Money Market Obligations Trust executes and delivers this Exhibit on behalf of the Funds, and with respect to the separate classes thereof set forth above.

        Witness the due execution hereof this 1st day of August, 1999.

                                            Money Market Obligations Trust

                                            By:  /s/ Richard B. Fisher
                                            Name:  Richard B. Fisher
                                            Title:  Vice President

                                            Federated Securities Corp.

                                            By:  /s/ David M. Taylor
                                            Name:  David M. Taylor
                                            Title:  Executive Vice President